EXHIBIT 4.2

SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE, dated as of January 31, 2007 (this “Supplemental Indenture”), among CPG International I Inc., a Delaware corporation (together with its successors and assigns, the “Company”), CPG International Inc., a Delaware corporation (“Holdings”), Scranton Products Inc., a Delaware corporation, AZEK Building Products Inc., a Delaware corporation, Santana Products Inc., a Delaware corporation, CPG Sub I Corporation, a Delaware corporation, Vycom Corp., a Delaware corporation, Sanatec Sub I Corporation, a Delaware corporation and VC Sub I Corporation, a Delaware corporation (collectively, the “Subsidiaries” and together with Holdings the “Guarantors”) and Wells Fargo Bank, N.A., a national banking association, as Trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Trustee are parties to an Indenture, dated as of July 5, 2005 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Senior Floating Rate Notes due 2012 (the “Floating Rate Notes”) and 10½% Senior Notes due 2013 (the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “Notes”) of the Company;

WHEREAS, Section 9.1 of the Indenture provides that the from time to time, the Company, any Guarantors and the Trustee, without the consent of the Holders, may modify, supplement or amend the Indenture to (i) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee and (ii) make, amend or supplement any provision under the Indenture, the Notes or any Guarantee, provided that such provisions shall not adversely affect the Holders of the Notes in any material respect;

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture, when executed and delivered by the Company and the Guarantors, the legal, valid and binding agreement of the Company and Guarantors, in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing the Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.        Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.            Amendment. Upon the effectiveness of this Supplemental Indenture, the following paragraph shall be added as the last paragraph of Section 2.1 of the Indenture:

For the avoidance of doubt, Additional Notes may be issued under this Indenture on the date of issuance thereof (i) in the form of Certificated Notes and/or (ii) to Institutional Accredited Investors, and all provisions of this Indenture shall be interpreted to permit the foregoing.

4.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

6.            Effectiveness. This Supplemental Indenture shall become effective upon execution and delivery by the Company, each Guarantor and the Trustee.

7.            Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.            Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CPG INTERNATIONAL INC.
CPG INTERNATIONAL I INC.
SCRANTON PRODUCTS INC.
AZEK BUILDING PRODUCTS INC.
SANTANA PRODUCTS INC.
By:	/s/ SCOTT HARRISON
Name:	Scott Harrison
Title:	Executive Vice President and
Chief Financial Officer

CPG SUB I CORPORATION
VYCOM CORP.
SANATEC SUB I CORPORATION
VC SUB I CORPORATION
By:	/s/ AMY BEVACQUA
Name:	Amy Bevacqua
Title:	Vice President

WELLS FARGO BANK, N.A., as Trustee
By:	/s/ JANE Y. SCHWEIGER
Name:	Jane Y. Schweiger
Title:	Vice President